SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549
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                            FORM 8-K

                          CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15 (d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported): July 29, 2004


                        FLEETWOOD ENTERPRISES, INC.
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        (Exact Name of Registrant as Specified in its Charter)

      Delaware                1-07699                95-1948322
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   (State or Other         (Commission File         (IRS Employer
   Jurisdiction of            Number)             Identification
   Incorporation)                                  Number)

3125 Myers Street, Riverside, California               92503-5527
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(Address of Principal Executive Offices)              (Zip Code)


Registrant's telephone number, including area code: (909) 351-3500
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                           N/A
    (Former Name or Former Address, if Changed Since Last Report)



Item 12.   Results of Operations and Financial Condition.

     On July 29, 2004, Fleetwood Enterprises, Inc. (the
"Company") issued a news release reporting the preliminary sales results of the Company for its first fiscal quarter ended
July 25, 2004. A copy of the news release is attached to this Current Report as Exhibit 99.1.

     The information in this Current Report, including the exhibit attached hereto, is being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of such section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

Exhibit List.

Exhibit Number      Title

 99.1               Press release of Fleetwood Enterprises, Inc.
                    dated July 29, 2004.


                            SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    FLEETWOOD ENTERPRISES, INC.



Date:  July 30, 2004             By: /s/ Leonard J. McGill
                                       ---------------------


                                      Leonard J. McGill
                                      Senior Vice President-
                                      Corporate Finance


                                            Exhibit 99.1

                FLEETWOOD REPORTS PRELIMINARY REVENUES
                  FOR FIRST QUARTER OF FISCAL 2005

Riverside, Calif., July 29, 2004 - Fleetwood Enterprises, Inc. (NYSE:FLE), one of the nation's leading manufacturers of recreational vehicles and a leading producer and retailer of manufactured housing, announced today its preliminary sales for the first quarter of fiscal 2005, which ended on July 25, 2004.

Company revenues improved 12 percent in the first quarter to approximately $725 million compared with $646 million last year. Quarterly sales increased in both the Housing Group and the RV Group, with motor home sales showing the greatest year-over-year improvement.

Recreational vehicle sales for the first quarter rose 10 percent to $481 million compared with $437 million a year ago. Sales in the motor home division reached $313 million, a 22 percent increase over the prior year's first quarter. Travel trailer sales declined 6 percent to $147 million, and folding trailer revenues were down 5 percent to $21 million.

"We continue to provide the market with high-value, innovative and attractive motor homes," Fleetwood's President and CEO Edward B. Caudill said. "This significant increase over last year's first quarter, which at the time was the best quarter we had experienced since calendar year 2000, is very satisfying. We are continuing our focus on our travel trailer division, and we will be introducing exciting new products over the next three months. The folding trailer segment within the RV industry remains sluggish."

Manufactured housing sales in the first quarter increased 14 percent to approximately $228 million compared with $200 million a year ago. Housing revenues included $195 million of wholesale factory sales and $67 million of retail sales, before elimination of intercompany sales of $34 million. This compares with $170 million and $57 million, respectively, last year, before intercompany sales of $27 million.

"Our third straight quarter of improvements in Housing Group sales is worthy of note," Caudill said. "Last week's flash report of HUD-code shipments from the Manufactured Housing Institute projected June to be up 2 percent over last year. That projected monthly increase would be just the second in 2004, indicating that it is likely that Fleetwood again gained market share during this quarterly period."

The Company confirmed its intent to continue to defer distributions on its 6% preferred securities, which would otherwise be due in mid-August.

About Fleetwood

Fleetwood Enterprises, Inc., is a leading manufacturer of a full range of recreational vehicles from motor homes to travel and folding trailers, and is a vertically integrated manufacturer, retailer and financier of manufactured housing. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle and manufactured housing plants, retail home centers, and supply subsidiary plants. For more information, visit the Company's website at www.fleetwood.com.

This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood's management as well as assumptions made by, and information currently available to, Fleetwood's management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood's 10-K and other SEC filings. These risks and uncertainties include, without limitation, the cyclical nature of both the manufactured housing and recreational vehicle industries; ongoing weakness in the manufactured housing market; continued acceptance of the Company's products; the potential impact on demand for Fleetwood's products as a result of changes in consumer confidence levels; the effect of global tensions on consumer confidence; expenses and uncertainties associated with the introduction and manufacturing of new products; the future availability of manufactured housing retail financing, as well as housing and RV wholesale financing; exposure to interest rate and market changes affecting certain of the Company's assets and liabilities; availability and pricing of raw materials; changes in retail inventory levels in the manufactured housing and recreational vehicle industries; competitive pricing pressures; the ability to attract and retain quality dealers, executive officers and other personnel; and the Company's ability to obtain financing needed in order to execute its business strategies.

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